LB & Co Solicitors Unit 6 42-46 New City Road Glasgow G4 9JT	Your Ref:	heather du
	Our Ref:	JMCLEAN
Please quote this when replying
	Date:	3 August 2022
	Please ask for: Ext: Direct Dial: E-mail: Direct Fax:	Jamie McLean [*] [*] [*]

Dear Sirs/Madam

BRAVEHEART HOTELS LIMITED

MD LOCAL GLOBAL LIMITED

FERNIE CASTLE HOTEL, LADYBANK, CUPAR, KY15 7RU

On behalf of and as instructed by the Seller, we offer to sell the Property to the Purchaser on the following conditions:

1.	Definitions and Interpretation

1.1	In the Missives:

"2012 Act" means the Land Registration etc. (Scotland) Act 2012;

"Advance Notice" means an advance notice as defined in Section 56 of the 2012 Act;

"Business Day" means a day on which clearing banks in Edinburgh, Glasgow and London are open for normal business;

"Completion" means the Date of Entry or, if later, the date when the Price is paid and the purchase of the Property is completed in terms of the Missives;

"Conclusion Date" means, unless otherwise specified, the first date on which the Missives create a concluded contract;

"Date of Entry" means 5 August 2022 or such other date as the Purchaser and the Seller may agree in writing with specific reference to the Missives;

"Deposit" means ONE HUNDRED AND FIFTY EIGHT THOUSAND POUNDS (£158,000.00) Sterling plus any interest held by the Seller's Solicitor's as stakeholder on behalf of the Purchaser and the Seller in the Seller's Bank Account;

"Deposit Agreement" means the deposit agreement entered into between the Purchaser and the Seller set out in Part 8 of the Schedule;

"Disclosed Documents" means the documents listed in Part 1 of the Schedule;

"Disposition" means the disposition of the Property in favour of the Purchaser in terms of the draft set out in Part 2 of the Schedule;

"Encumbrances" are encumbrances as set out in Section 9 of the 2012 Act;

"HMRC" means HM Revenue & Customs;

"Interest" means interest on the sum in question at 4% per annum above the base rate from time to time of The Royal Bank of Scotland from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

"Missives" means the contract constituted by this offer and all duly executed letters following on it;

"Moveables" means the moveable items set out in Part 4 of the Schedule;

"Price" means ONE MILLION FIVE HUNDRED AND EIGHTY THOUSAND POUNDS (£1,580,000.00) Sterling exclusive of any VAT less the Deposit;

"Property" means ALL and WHOLE FERNIE CASTLE HOTEL, LADYBANK, CUPAR, KY15 7RU: Together with (i) the whole buildings and erections on it known as and forming Fernie Castle Hotel, (ii) the whole fixtures and fittings in and on it, and (iii) the whole rights, parts, privileges and pertinents, being the property registered in the Land Register of Scotland under Title Number FFE10307;

"Purchaser" means MD LOCAL GLOBAL LIMITED incorporated under the Companies Acts with Company Number 12979697 and having its Registered Office at Regent House, 21 Church Road, Stanmore, Middlesex, United Kingdom, HA7 4AR;

"Purchaser's Bank" means (a) the client account of the Purchaser's Solicitors and/or (b) the client account of the solicitors acting for the Purchaser's heritable creditor and/or (c) if it is a bank which is a direct Participant in the CHAPS system operated by the Bank of England and the funds in question are loan funds from that bank for the purpose of acquiring the Property, the Purchaser's heritable creditor;

"Purchaser's Solicitors" means LB & Co (Ref: Heather Du) or such other solicitors as the Purchaser may appoint in their place from time to time and who have been notified in writing to the Seller's Solicitors;

"RACBBL" means the register of applications by community bodies to buy land held by the Keeper of the Registers of Scotland;

"RCIL" means the register of community interests in land held by the Keeper of the Registers of Scotland;

"Schedule" means the schedule annexed to this offer;

"Seller" means BRAVEHEART HOTELS LIMITED, incorporated under the Companies Acts (Registered Number SC187085) and having its Registered Office at Fernie Castle Hotel, Letham, NR Cupar, Fife, KY15 7RU;

"Seller's Bank Account" means Bank: Royal Bank of Scotland, Manchester, St Ann Street, Sort Code: [*], Account Number: [*], Account Name: [*] or such UK clearing bank account (in either case being a clients' account of the Seller's Solicitors) as the Seller's Solicitors nominate by written notice to that effect at least 3 Business Days prior to the Date of Entry;

"Seller's Solicitors" means DWF LLP (Ref: 2039295-1) or such other solicitors as the Seller may appoint in their place from time to time and who have been notified in writing to the Purchaser's Solicitors;

"Title Deeds" means the title deeds of the Property listed in Part 3 of the Schedule;

"Transaction" means the sale of the Property and others by the Seller to the Purchaser in terms of the Missives;

"VAT" means value added tax as provided for in the VAT Act and any tax similar or equivalent to value added tax or performing a similar fiscal function;

"VAT Act" means the Value Added Tax Act 1994; and

"VAT Group" means two or more bodies corporate registered as a group for VAT purposes under Section 43 of the VAT Act.

1.2	In the Missives, unless otherwise specified or the context otherwise requires:

1.2.1	any reference to one gender includes all other genders;

1.2.2	words in the singular only include the plural and vice versa;

1.2.3	any reference to the whole is to be treated as including reference to any part of the whole;

1.2.4	any reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and words importing individuals include corporations and vice versa;

1.2.5	any reference to a Clause, Schedule or Part of the Schedule is to the relevant Clause, Schedule or Part of the Schedule of or to this offer and reference, in any Part of the Schedule, to a numbered paragraph is a reference to the relevant numbered paragraph in that Part of the Schedule;

1.2.6	any reference to a statute or statutory provision includes any subordinate legislation which is in force from time to time under that statute or statutory provision;

1.2.7	any reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment;

1.2.8	any phrase introduced by the words "including", "include", "in particular" or any similar expression is to be construed as illustrative only and is not to be construed as limiting the generality of any preceding words;

1.2.9	a document will be duly executed only if it is executed in such manner as meets the requirements of Section 3 or Sections 9B and 9C of the Requirements of Writing (Scotland) Act 1995;

1.2.10	where at any one time there are two or more persons included in the expression "Purchaser" or "Seller" obligations contained in the Missives which are expressed to be made by the Purchaser and/or the Seller are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.2.11	any reference to funds being cleared means that the funds are immediately available for withdrawal from the holder's bank account;

1.2.12	any reference to “reasonable consent” means the prior written consent of the party in question, such consent not to be unreasonably withheld or delayed; and

1.2.13	where a Clause provides that Interest is payable and that the sum must be paid within a specified period, no Interest will accrue on the sum provided it is paid within that period.

1.3	The headings in the Missives are included for convenience only and are to be ignored in construing the Missives.

1.4	The Schedule forms part of the Missives.

2.	Deposit

The Deposit shall be regulated by the Deposit Agreement.

3.	Price

3.1	Payment

3.1.1	The Price will be paid by the Purchaser on the Date of Entry by instantaneous bank transfer of cleared funds from the Purchaser's Bank to the Seller's Bank Account in exchange for the Disposition and other items to be delivered by the Seller referred to in Clause 8.

3.1.2	A payment not made in accordance with Clause 3.1.1 may be refused.

3.1.3	For the purposes of this Clause 3.1, money will not be deemed paid to the Seller until such time as same day credit on it is available to the holder of the Seller's Bank Account in accordance with normal banking procedure.

3.2	Failure by the Purchaser to Complete

3.2.1	Interest

If the Price (and any VAT which the Purchaser has agreed in terms of Clause 4 to pay to the Seller on the Date of Entry) or any part of it is not paid to the Seller on the Date of Entry then, notwithstanding consignation or that the Purchaser has not taken entry, the Purchaser will pay to the Seller Interest on the outstanding money.

3.2.2	Seller's Right to Rescind

If the Purchaser fails to pay the Price (and any VAT which the Purchaser has agreed in terms of Clause 4 to pay to the Seller on the Date of Entry) with Interest as set out in Clause 3.2.1 within 10 Business Days after the Date of Entry the Seller is entitled to rescind the Missives by written notice to that effect to the Purchaser, to re-sell the Property to any third party and to claim damages from the Purchaser which may include:

(a)	all costs and expenses incurred in relation to the re-marketing of the Property and the re-sale of it;

(b)	any shortfall between:

(i)	the sale price received by the Seller on any such re-sale; and

(ii)	the Price; and

(c)	financial losses including increased funding costs which the Seller would not have incurred had the Price been paid on the Date of Entry and interest which the Seller could have earned on the Price had it been paid on the Date of Entry.

If the Seller rescinds the Missives, no Interest will be due by the Purchaser in terms of Clause 3.3.1.

3.2.3	Suspension

The provisions of Clauses 3.2.1 and 3.2.2 will not apply for any period of time during which the delay in payment by the Purchaser is due to any failure or breach by or on behalf of the Seller to implement its obligations or duties under the Missives on time.

3.3	Failure by the Seller to Complete

3.3.1	Purchaser's Right to Rescind

If the Purchaser is ready, willing and able to complete the purchase of the Property and has otherwise complied in full with its obligations under the Missives and the Seller fails to give entry with vacant possession by the date 10 Business Days after the Date of Entry the Purchaser is entitled to rescind the Missives by written notice to that effect to the Seller without prejudice to the rights and remedies of the Purchaser and the Seller against the other.

3.3.2	Suspension

The provisions of Clause 3.3.1 will not apply for any period of time during which the Seller's failure to give entry with vacant possession is due to any failure or breach by or on behalf of the Purchaser to implement its obligations or duties under the Missives on time.

4.	VAT

4.1	The Seller confirms and undertakes that it has not exercised pursuant to the VAT Act, Schedule 10, paragraph 2 (or been treated pursuant to the VAT Act, Schedule 10, paragraph 21 as having exercised) an option to tax in respect of the Property and will not, prior to Completion, exercise (or be so treated as having exercised) such option to tax;

4.2	VAT determined to be payable

4.2.1	If HMRC determine in writing that VAT is chargeable on the Price or any part thereof then (1) the Seller shall give written notice of such determination to the Purchaser within 5 Business Days of the Seller being so advised by HMRC and (2) provided that HMRC have not so determined as a result of a breach by the Seller of any of the warranties contained in Condition 4.1 above or as a result of any of the same being untrue or proving to be unfounded or otherwise in consequence of a breach by the Seller of any of its obligations under the Missives, the following provisions shall apply:

(a)	the Purchaser shall pay to the Seller the VAT determined by HMRC to be so chargeable ("Outstanding VAT") on the date occurring 10 Business Days after the date of receipt by the Purchaser's Solicitors of a certified true copy of such determination in exchange for delivery to the Purchaser of a valid VAT invoice addressed to the Purchaser;

(b)	the Purchaser shall pay to the Seller within 10 Business Days of written demand any interest properly charged by HMRC as a result of late payment of the Outstanding VAT; and

(c)	the Purchaser shall pay to the Seller within 10 Business Days of written demand therefor by the Seller any penalty properly charged by HMRC in respect of the failure by the Seller to include the Outstanding VAT as output VAT in the relevant VAT return or returns unless such failure was as a result of negligence on the part of the Seller in which event the Seller shall be wholly liable for such penalty.

4.2.2	If HMRC, as a result of a breach by either the Seller or the Purchaser of any of the warranties given in this Condition 4, or as a result of any of the same being untrue or otherwise in consequence of any breach by either party of its obligations under the Missives, HMRC determine that VAT is payable, the party in default of its obligations shall be responsible for paying the entirety of any interest or penalty properly charged by HMRC as a result.

5.	Entry and Apportionments

5.1	Entry

Entry to and vacant possession of the Property will be given on the Date of Entry.

5.2	Apportionments

5.2.1	All outgoings for the Property (other than rates) will be apportioned as at Completion on an equitable basis.

5.2.2	Within 5 Business Days after Completion, the Seller or the Seller's Solicitors will advise the local authority of the change of ownership of the Property so that any apportionment of rates can be carried out by the local authority.

6.	Disclosed Documents

6.1	Subject to Clause 8 the Purchaser is deemed to have examined the Disclosed Documents and accepts that it is purchasing the Property on the basis that it has satisfied itself on all matters disclosed in them and on the validity and marketability of the Seller's title to the Property.

6.2	Clause 6.1 will override any other provision of the Missives apparently to the contrary and any confirmation given by the Seller in the Missives is given subject to the Disclosed Documents whether or not that is expressly stated.

7.	Title

7.1	Encumbrances

7.1.1	So far as the Seller is aware there are no Encumbrances affecting the Property other than as referred to in the Disclosed Documents.

7.1.2	The Property is sold with and under the Encumbrances affecting the Property whether specified or referred to in the Title Deeds or not.

7.2	Minerals

The minerals are included in the sale to the extent to which the Seller has any right to them.

7.3	Outstanding Disputes

During the period of the Seller's ownership of the Property, there have been no disputes which remain outstanding with neighbouring proprietors or third parties about items common to the Property and adjacent premises, access to or from the Property, the title to the Property or similar matters.

7.4	Possession

The Seller confirms that it is currently in possession of the Property and has been in possession of the Property openly, peaceably and without judicial interruption for a continuous period of at least one year.

7.5	Community Interests

The provisions of Part 5 of the Schedule will apply.

7.6	Advance Notices

7.6.1	The Seller will apply to the Keeper for an Advance Notice for the Disposition, in the form adjusted with the Purchaser, to be either (i) entered on the application record for the Property or (ii) recorded in the Register of Sasines no earlier than 5 Business Days prior to the Date of Entry. The cost of the Advance Notice for the Disposition will be met by the Seller.

7.6.2	The Seller consents to the Purchaser applying to the Keeper for Advance Notices for any deeds which the Purchaser intends to grant in relation to the Property. The cost of any Advance Notices which the Purchaser applies for will be met by the Purchaser.

7.6.3	If the Seller rescinds the Missives in the circumstances set out in Clause 3.2.2 (Seller's Right to Rescind) the Purchaser consents to the discharge of the Advance Notice for the Disposition and the Purchaser confirms that it will immediately discharge at its own cost any Advance Notice submitted by it if requested to do so by the Seller.

7.6.4	If Completion is likely to occur after the Date of Entry, the Seller, if requested to do so by the Purchaser, will apply for a further Advance Notice for the Disposition, in the form adjusted with the Purchaser, and the cost of any additional Advance Notices will be met:

(a)	by the Seller, if the delay in settlement is due to any failure or breach by or on behalf of the Seller to implement its obligations under the Missives on time; or

(b)	by the Purchaser, if the delay in settlement is due to any failure or breach by or on behalf of the Purchaser to implement its obligations under the Missives on time.

7.6.5	The Seller's Solicitors will not provide any letter of obligation which undertakes to clear the records of any deed, decree or diligence.

7.7	Land Register Requirements

7.7.1	Subject to Clause 7.7.2 the Seller will deliver to the Purchaser, on demand from time to time and at the Seller's expense, such documents and evidence as the Keeper may require to enable the Keeper to update or create (as the case may be) the Title Sheet of the Property to disclose the Purchaser as the registered proprietor of the whole of the Property. Such documents will include (unless the Property comprises part only of a building):

(a)	a plan or bounding description sufficient to enable the Property to be identified on the cadastral map; and

(b)	evidence (such as a plans report) that (i) the description of the Property in the Title Deeds is habile to include the whole of the occupied extent and (ii) there is no conflict between the extent of the Property and any registered cadastral units.

7.7.2	After Completion, the Seller will deliver such documents and evidence as are specified in Clause 8.7.1 only if the Disposition is presented for registration not later than 14 days after Completion.

7.7.3	If the application for registration of the Disposition is rejected by the Keeper, then the Seller will co-operate with the Purchaser and, at the Purchaser's expense, do such acts and things (including obtaining a further Advance Notice), execute such deeds and documents and deliver such documents and evidence as may be required to enable the Keeper to update or create (as the case may be) the Title Sheet of the Property to disclose the Purchaser as the registered proprietor of the whole of the Property.

7.8	Trust Clause

If the Seller is a company and if requested in writing by the Purchaser at least 3 Business Days prior to the Date of Entry, the Disposition will incorporate a declaration that the Seller will hold the Property as trustee for the Purchaser and its successors, until the Keeper has created or updated (as the case may be) the Title Sheet of the Property to disclose the Purchaser as the registered proprietor of the whole of the Property.

8.	Completion

At Completion the Purchaser will pay the Price (and any VAT on the Price) to the Seller in terms of Clause 3.1 and, in exchange, the Seller will deliver to the Purchaser:

8.1	Disposition

the Disposition duly executed by the Seller;

8.2	Title Deeds

the Title Deeds;

8.3	Disclosed Documents

the remaining Disclosed Documents;

8.4	Legal Reports

8.4.1	a legal report (including a search in the register of inhibitions against the Seller and the Purchaser) brought down to a date as near as practicable to Completion which report will show:

(a)	no entries adverse to the Seller's interest in the Property;

(b)	the Advance Notice for the Disposition; and

(c)	no other Advance Notices other than those submitted by the Purchaser;

8.4.2	a search in the RCIL and the RACBBL brought down as near as practicable to Completion showing nothing prejudicial to the ability of the Seller validly to transfer title to the Property to the Purchaser the cost of the legal report and searches being the responsibility of the Seller;

8.5	Charges Searches

searches in the register of charges and company file of the Seller from the date of its incorporation or the date of inception of the register (whichever is the later) brought down:

8.5.1	as near as practicable to Completion; and

8.5.2	within 3 months following Completion, to a date at least thirty six days after Completion in both cases disclosing no entry prejudicial to the Purchaser's interest but the Seller's Solicitors will not provide a letter of obligation in respect of the updated search in the register of charges and company file;

8.6	Discharge/Deed of Restriction

a discharge/deed of restriction duly executed by the heritable creditor in any standard security affecting the Property together with completed and signed application forms for recording/registration and payment for the correct amount of recording/registration dues;

8.7	Letter of Consent and Non-crystallisation

a letter of consent and non-crystallisation in the holder's usual form (releasing the Property from charge or otherwise in terms that confer a valid title on the Purchaser subject to compliance with any time limit for registration of the Purchaser's title) in respect of the transaction envisaged by the Missives from each holder of a floating charge granted by the Seller;

8.8	Other Documents

any other deeds and documents to be delivered to the Purchaser on or before Completion in terms of the Missives.

9.	Post Completion

Provided that the Disposition is presented for registration prior to the earlier of 14 days after Completion and the date of expiry of the last Advance Notice registered in relation to the Disposition in terms of Clause 7.6, the updated or newly created Title Sheet of the Property will contain no exclusion or limitation of warranty in terms of Section 75 of the 2012 Act and disclose no entry, deed or diligence (including any charging order under the Buildings (Recovery of Expenses) (Scotland) Act 2014 or any notice of potential liability for costs registered under the Tenements (Scotland) Act 2004 or the Title Conditions (Scotland) Act 2003) prejudicial to the interest of the Purchaser other than such as are created by or against the Purchaser or have been disclosed to, and accepted in writing by, the Purchaser prior to Completion.

10.	Insurance

10.1	From the Conclusion Date until Completion, the Seller will keep the Property insured for its full reinstatement value. As soon as reasonably practicable after the Conclusion Date, the Seller will make available to the Purchaser written details of such insurances, if it has not already provided this information.

10.2	The Seller will within 5 Business Days after Completion cancel such insurances (under reservation of all prior claims).

11.	Damage or Destruction

11.1	Risk of damage to or destruction of the Property will not pass to the Purchaser until Completion.

11.2	If prior to Completion the Property sustains damage (whether insured or otherwise) which at common law would entitle a hypothetical tenant under a hypothetical lease of the Property to an abatement of rent of an amount exceeding 20% of the rent, either party will be entitled to resile from the Missives without penalty on delivery of written notice to that effect to the other's solicitors no later than midday on the date on which Completion is due to take place, time being of the essence.

11.3	If there is any dispute as to whether the Property has suffered such damage, the matter will be referred to the decision of an independent surveyor, who will act as an expert, appointed, failing agreement, by the Chair of the RICS in Scotland on application by either party. The independent surveyor's decision will be binding on the parties. If the independent surveyor dies, delays or becomes unwilling or incapable of acting then either the Seller or the Purchaser may apply to the Chair to discharge that independent surveyor and appoint a replacement. The fees and expenses of the independent surveyor and the cost of appointment are payable by the Seller and the Purchaser in the proportions which the independent surveyor directs and if no direction is made equally.

11.4	Subject to Clause 11.2, if the Property is damaged or destroyed by an insured risk prior to Completion, the Seller's responsibility to the Purchaser, at Completion, will be:

11.4.1	to pay to the Purchaser the insurance proceeds received by the Seller to the extent that they have not been spent on reinstatement; and

11.4.2	to assign its rights in respect of the insurance proceeds specified in Clause 11.4.1 to the Purchaser.

12.	Statutory Matters

12.1	Statute

The Purchaser is deemed to have satisfied itself on the application of all statute and statutory regulations and rules in so far as affecting or relating to the Property and, except as expressly provided for in the Missives, the Seller gives no warranties or assurances on such matters.

12.2	Statutory Repairs Notices

Any local authority statutory repairs notices (other than any notice or requirement of any Environmental Authority made pursuant to the Contaminated Land Regime (as such terms are defined in Clause 13)) affecting the Property which are issued prior to Completion will as between the Purchaser and the Seller be the responsibility of the Seller except to the extent that they are instigated by or with the authority of the Purchaser. Liability under this Clause will subsist until met and will not be avoided by the issue of a fresh notice.

12.3	Energy Performance

12.3.1	The Seller confirms that a valid current energy performance certificate (in terms of the Energy Performance of Buildings (Scotland) Regulations 2008) has been obtained for, and affixed to, the Property.

12.3.2	The Property is not subject to The Assessment of Energy Performance of Non-Domestic Buildings (Scotland) Regulations 2016.

12.3.3	The Property is not subject to a green deal plan as defined in Section 1 of the Energy Act 2011.

13.	Environmental

13.1	Definitions

In Clauses 12.2 and 13:

"Contaminated Land Regime" means the contaminated land regime under Part 2A of the Environmental Protection Act 1990 (as amended from time to time) and any statutory instrument, circular or guidance issued under it;

"Environment" means any and all organisms (including humans), ecosystems, natural or man-made buildings or structures, and the following media:

(a)	air (including air within buildings or structures, whether above or below ground);

(b)	water (including surface and ground water and water in wells, boreholes, pipes, sewers and drains); and

(c)	land (including surface land and sub-surface strata and any land under seabeds or rivers, wetlands or flood plains);

"Environmental Authority" means any person or legal entity (whether statutory or non-statutory or governmental or non-governmental) having regulatory authority under the Contaminated Land Regime; and

"Hazardous Substances" means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to the Environment and/or harm to the health of living organisms or other interference with the ecological systems of which they form part and/or harm to property and/or in the case of humans, offence caused to any sense.

13.2	Agreement as to Environmental Liabilities

The Seller and the Purchaser agree that from Completion:

13.2.1	as between the Seller and the Purchaser liability for any notice or requirement of any Environmental Authority made pursuant to the Contaminated Land Regime in respect of the Property or any Hazardous Substances attributable to the Property, will rest with the Purchaser to the exclusion of the Seller; and

13.2.2	if any Environmental Authority wishes to recover costs incurred by it in carrying out any investigation, assessment, monitoring, removal, remedial or risk mitigation works under the Contaminated Land Regime in respect of the Property or any Hazardous Substances attributable to the Property from either or both of the Seller and the Purchaser then, as between the Seller and the Purchaser, the sole responsibility for the payment of such costs will rest with the Purchaser to the exclusion of the Seller.

The agreements outlined under Clauses 13.2.1 and 13.2.2 are made with the intention that any Environmental Authority serving any notice or seeking to recover any costs should give effect to the agreements pursuant to the Contaminated Land Regime.

The Seller and the Purchaser agree that the appropriate Environmental Authority may be notified in writing of the provisions of Clause 13 if required to give effect to the agreements outlined under Clauses 13.2.1 and 13.2.2.

13.3	Sold with Information

13.3.1	The Purchaser acknowledges to the Seller that:

(a)	it has carried out its own investigations of the Property for the purposes of ascertaining whether, and if so the extent to which, Hazardous Substances are present in, on, under or over the Property;

(b)	such information gathered through those investigations is sufficient to make the Purchaser aware of the presence in, on, under or over the Property of any Hazardous Substances referred to in the reports;

(c)	it relies at its own risk on the contents of any report, plan and other written material and information either disclosed to it or orally communicated to it by or on behalf of the Seller both as to the condition of the Property and as to the nature and effect of any remedial works which may have been carried out and no warranty is given or representation made by or on behalf of the Seller in this respect; and

(d)	it has satisfied itself as to the condition of the Property.

13.3.2	Both parties agree that:

(a)	the Purchaser has been given permission and adequate opportunity to carry out its own investigations of the Property for the purpose of ascertaining whether, and if so the extent to which, Hazardous Substances are present in, on, under or over the Property;

(b)	the transfer of the Property pursuant to the Missives is an open market arm's length transaction; and

(c)	the Seller will not retain any interest in the Property or any rights to occupy or use the Property following Completion.

13.3.3	The acknowledgements in this Clause 13.3 are made in order to exclude the Seller from liability under the Contaminated Land Regime so that the Seller is not an appropriate person, as defined in it.

14.	Moveables

The Moveables comprise all the moveable items owned by the Seller in connection with and located at the Property and will be included in the sale without further payment or other consideration. They will be handed over to the Purchaser at Completion in their then current condition free from any hire purchase, lease or credit agreements, licences, reservations, retention of title or other encumbrances whatsoever.

15.	No Employees

15.1	As at the Conclusion Date and Completion, the Seller confirms that there are no persons to whom the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006 ("Employment Regulations") will apply in relation to:

15.1.1	the sale of the Property; and

15.1.2	the creation or cessation of any contractual relationship consequent to such sale with the effect of such person's employment (or liability for it and its termination) being deemed to transfer to the Purchaser at Completion.

15.2	If it is asserted or found by a court or tribunal that the Employment Regulations apply in relation to any person ("Employee"), the Purchaser may terminate the employment of the Employee within 10 Business Days, where it has not already terminated, and if the Purchaser complies with its obligations under this Clause 15.2 (where applicable), the Seller undertakes to keep the indemnified, on demand, against all costs, claims, liabilities and expenses (including reasonable legal expenses) of any nature arising out of the employment of the Employee prior to Completion or the termination of it (whether it is terminated by the Purchaser or any other person and whether before, on or after Completion).

16.	Capital Allowances

The provisions of Part 7 of the Schedule will apply.

17.	Access

Access to the Property prior to the Date of Entry will be given to the Purchaser, its surveyors and other professional advisers for all reasonable purposes (including examining the Property), provided that the Purchaser will ensure that in doing so they:

17.1	comply with the Seller's reasonable requirements; and

17.2	exercise reasonable restraint and make good all loss, injury and damage caused to the Property.

18.	Confidentiality

18.1	Pre-Completion

The Purchaser and the Seller will not disclose details of the Missives or the acquisition of the Property by the Purchaser to the press or otherwise prior to Completion except:

18.1.1	with the prior written consent of the other party not to be unreasonably withheld or delayed;

18.1.2	to the Purchaser and the Seller's respective agents and professional advisers in connection with the acquisition/sale of the Property;

18.1.3	to the Purchaser's bankers or other providers of finance (and their professional advisers) in connection with the acquisition of the Property;

18.1.4	where required by law; and

18.1.5	where required to comply with the requirements of the Stock Exchange or any other regulatory or government authority.

18.2	Agents

The Purchaser and the Seller will ensure that their respective agents and professional advisers comply with the undertakings in this Clause 189.

19.	General

19.1	Formal Documentation Required

Neither the Seller nor the Purchaser will be bound by any acceptance of this offer or any other letter purporting to form part of the Missives or any amendment or variation of the Missives unless it is duly executed.

19.2	Complete Agreement

The Missives (including the annexations) will represent and express the full and complete agreement between the Seller and the Purchaser relating to the sale of the Property at the Conclusion Date and will supersede any previous agreements between the Seller and the Purchaser relating to it. Neither the Seller nor the Purchaser has been induced to enter into the Missives on account of any prior warranties or representations.

19.3	Exclusion of Third Party Rights

The Missives do not create any rights in favour of third parties under the Contract (Third Party Rights) (Scotland) Act 2017 to enforce or otherwise invoke any provision of the Missives.

20.	Supersession

The provisions of the Missives (other than Clauses 3.2.2, 7.5, 7.6, 7.7, 10, 13, 15 and 16 which will remain in full force and effect until implemented) in so far as not implemented by the granting and delivery of the Disposition and others, will remain in full force and effect until the earlier of:

20.1	the date when such provisions have been implemented; and

20.2	two years after the Date of Entry except in so far as they are founded on in any court proceedings which have commenced within such two year period.

21.	Exclusion of Personal Liability

21.1	No personal liability will attach to the Purchaser's Solicitors by virtue of their entering into the Missives in their capacity as agents for the Purchaser.

21.2	No personal liability will attach to the Seller's Solicitors by virtue of their entering into the Missives in their capacity as agents for the Seller.

21.3	The Seller and the Purchaser will be solely liable to each other for compliance with, and fulfilment of, their respective obligations under the Missives.

22.	Assignation

The Purchaser may not (whether at common law or otherwise):

22.1	assign, transfer, grant any fixed security over, hold on trust or deal in any other manner with the benefit of the whole or any part of its interest in the Missives;

22.2	sub-contract any or all of its obligations under the Missives; nor

22.3	purport to do any of the foregoing.

23.	Proper Law and Prorogation

The Missives and the rights and obligations of the Seller and the Purchaser will be governed by and construed in accordance with the law of Scotland and the Seller and the Purchaser will be deemed to have agreed to submit to the exclusive jurisdiction of the Scottish courts.

24.	Time Limit

This offer, if not previously withdrawn, will fall unless a binding written acceptance has been received by us by 5 pm on 3 August 2022.

Yours faithfully

/s/ Kevin McGlone	/s/ Julie Gorrie
(Witness)

Kevin McGlone	Julie Gorrie
Partner	No. 2 Lochrin Square
for DWF LLP	96 Fountainbridge Edinburgh

This is the Schedule referred to in the foregoing offer by DWF LLP (on behalf of Braveheart Hotels Limited) to LB & Co (on behalf of MD Local Global Limited) in respect of Fernie Castle Hotel, Ladybank, Cupar, KY15 7RU

Part 1

Disclosed Documents

1.	Title Deeds.

2.	Property enquiry certificate(s) dated 19 June 2022.

3.	Premises Licence

4.	Planning and building warrant documents

5.	Energy Performance Certificate;

6.	Asbestos Report;

7.	Fire Risk Assessment;

8.	Insurance.

Part 2

Disposition

Part 3

Title Deeds

Part 4

Moveables

Part 5

Community interests

Part 6

Capital Allowances Election

Part 7

Capital Allowances

Part 8

Deposit Agreement